Exhibit 99.1

Worksport (NASDAQ: WKSP) Posts Record $2.5M July Orders; Seven-Month Consecutive Sales Climb Continues; $30M ARR

Monthly net sales increased in every successive month of 2026 through July, averaging approximately 12.9% month-over-month growth for 5 months, while preliminary gross margin remained above 30% for a third consecutive month.

July product orders reached approximately $2.52 million**, while preliminary net sales from fulfilled orders reached $2.22 million and approximately $0.30 million remained in backlog;

West Seneca, New York, August 25, 2026 — Worksport Ltd. (NASDAQ: WKSP) (“Worksport” or the “Company”), a U.S.-based innovator and manufacturer of hybrid and clean energy solutions primarily for the light truck, overlanding, and global consumer goods market, today announced preliminary and unaudited July 2026 results. Gross product orders reached approximately $2.52 million, representing a new Company monthly record. Preliminary net sales reached approximately $2.22 million, up 6.7% from June and 60.6% from March, while approximately $0.3 million of firm product orders remained in backlog status at month-end. This places the Company’s Annualized Revenue Rate at $30M which the Company anticipates will continue rising.

Preliminary July 2026 Highlights

●	Record product orders: Approximately $2.52 million
●	Preliminary net sales: Approximately $2.22 million, up 6.7% from June
●	Month-end backlog: Approximately $0.30 million
●	Preliminary gross profit: Approximately $0.68 million
●	Preliminary gross margin: 30.8%, marking a third consecutive month above 30.0%

Monthly Net Sales Rise Without Interruption

Monthly net sales progressed from approximately $1.38M in March to $2.22M in July, with several consecutive month over month increases.

Gross Profit Shows Stability at Elevated Levels

July gross margin remained above 30% for the third consecutive month. The Company believes this trend reflects a materially stronger gross-profit base compared with the beginning of 2026, supported by continued growth in monthly sales volumes.

“July’s performance shows that the growth platform we have built is producing more consistent commercial momentum,” said Steven Rossi, Founder and Chief Executive Officer of Worksport. “A record order month is important, but our larger objective is to build a repeatable business that turns growing demand into stronger gross profit and better cash performance. We are focused on fulfilling orders efficiently, converting inventory and protecting the margin progress achieved this year. That discipline is how we intend to create durable growth and long-term shareholder value.”

Preliminary Results and Order Definition

The July results contained in this release are preliminary and unaudited and remain subject to the completion of the Company’s external financial reporting close and review process.

**Reference to product orders is an operating metric representing the aggregate value of product orders completed during July. It is not equivalent to net sales recognized under U.S. generally accepted accounting principles. Backlog represents firm orders not yet fulfilled and will be reflected in net sales only after the applicable revenue-recognition requirements are satisfied.

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Contacts

Investor Relations, Worksport Ltd. T: 1 (888) 554-8789-128

W: investors.worksport.com W: www.worksport.com E: investors@worksport.com

Connect with Worksport Chief Executive Officer, Steven Rossi

Steven Rossi LinkedIn

About Worksport

Worksport Ltd. (Nasdaq: WKSP), through its subsidiaries, designs, develops, manufactures, and owns the intellectual property on a variety of tonneau covers, solar integrations, portable power systems, and clean heating & cooling solutions. Worksport has an active partnership with Hyundai for the SOLIS Solar cover. Additionally, Worksport’s hard-folding cover, designed and manufactured in-house, is compatible with all major truck models and is gaining traction with newer truck makers including the electric vehicle (EV) sector. Worksport seeks to capitalize on the growing shift of consumer mindsets towards clean energy integrations with its proprietary solar solutions, mobile energy storage systems (ESS), and Cold-Climate Heat Pump (CCHP) technology. Terravis Energy’s website is terravisenergy.com.

Connect with Worksport

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Social Media Disclaimer

The Company does not endorse, ensure the accuracy of, or accept any responsibility for any content on these third-party websites other than content published by the Company. Investors and others should note that the Company announces material financial information to our investors using our investor relations website, press releases, Securities and Exchange Commission (SEC”) filings, and public conference calls and webcasts. The Company also uses social media to announce Company news and other information. The Company encourages investors, the media, and others to review the information the Company publishes on social media. The Company does not selectively disclose material non-public information on social media. If there is any significant financial information, the Company will release it broadly to the public through a press release or SEC filing prior to publishing it on social media.

Forward-Looking Statements

The information contained herein may contain “forward-looking statements.” Forward-looking statements reflect the current view about future events. When used in this press release, the words “anticipate,” “believe,” “estimate,” “scheduled,” “expect,” “future,” “intend,” “plan,” “project,” “envisioned,” “should,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. These statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial situation may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: (i) supply chain delays; (ii) acceptance of our products by consumers; (iii) delays in or nonacceptance by third parties to sell our products; and (iv) competition from other producers of similar products. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the SEC, including, without limitation, our latest Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at www.sec.gov. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, the Company’s actual results may differ materially from the expected results discussed in the forward-looking statements contained in this press release. The forward-looking statements made in this press release are made only as of the date of this press release, and the Company undertakes no obligation to update them to reflect subsequent events or circumstances.